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Exhibit (a)(1)(D)

SIMPLIFIED PUBLIC OFFER
for the warrants issued by Publicis Groupe S.A.
Code ISIN FR0000312928
Initiated by Publicis Groupe S.A.

presented by

MORGAN STANLEY & CO. INTERNATIONAL LTD.

Duration of the Offer: from January 17, 2006 through February 14, 2006

Offer price: 9 EUROS

Important notice

Pursuant to Articles L.412-1 and L.621-8 of the Monetary and Financial Code, AMF (the French Financial Markets' Authority) issued visa no. 06-010 dated January 13, 2006 for the present prospectus, in accordance with the provisions of Articles 231-1 et seq. of the French Stock Exchange general regulations. This prospectus has been prepared by Publicis Groupe S.A. and its signatories accept responsibility for the information contained herein. The certificate implies neither approval of the price, parity or appropriateness of the operation, nor authentication of the accounting or financial information presented. It was granted after examination of the relevance and consistency of the information provided in view of the proposed offer to holders of warrants of Publicis Groupe S.A.

This prospectus makes reference to:

  •
  The Publicis Groupe S.A. reference document filed with AMF on April 13, 2004 under the number D. 05-0422.

  •
  the updated reference document filed by Publicis Groupe S.A. with the AMF on December 21, 2005 under number D.05-0422-A01.

Copies of this prospectus and of all the documents to which it makes reference are available on the AMF website (www.amf-france.org) and are available to the general public free of charge from:

Morgan Stanley
61, rue de Monceau
75008 Paris
 Publicis Groupe S.A.
133, avenue des Champs-Elysées
75008 Paris

TABLE OF CONTENTS

I.	MAIN CHARACTERISTICS OF THE WARRANTS CONCERNED BY THE OFFER	1

II.	PRESENTATION OF THE OPERATION	3
2.1	Context and general conditions	3
	2.1.1 Context	3
	2.1.2 General conditions	4
2.2	Reasons for the Offer and intentions of the Initiating Party	4
	2.2.1 Reasons for the Offer	4
	2.2.2 Intentions of the Initiating Party for the next twelve months	4
2.3	Agreements with an impact on the Offer	5
2.4	Conditions of the Offer	5
	2.4.1 Securities subject to the Offer	5
	2.4.2 Conditions of the Offer	5
	2.4.3 Duration of the Offer and Timetable	6
	2.4.4 Restrictions on the Offer overseas	8
	2.4.5 Tax treatment	10
	2.4.6 Terms and conditions of financing the Offer	11
2.5	Reasoned opinion of the Supervisory Board of Publicis	12
2.6	Elements of the valuation of the price offered	14
2.7	Report of the independent assessment of the Offer price	17
	2.7.1 Context of the mission and the due diligence performed	17
	2.7.2 Appraisal of the value of the Warrants	19
	2.7.3 Synthesis and conclusion	23
2.8	Interests of Publicis Directors and Executive Officers	24

III.	PRESENTATION OF THE COMPANY INITIATING THE OFFER	24
3.1	Consolidated financial statements for the first half of 2005	24
3.2	Exceptional events and disputes	24

IV.	PERSONS ASSUMING RESPONSIBILITY FOR THE PROSPECTUS	25
4.1	For the description of the Offer	25
4.2	For the description of the Initiating Party	25
4.3	Audit completion letter by the statutory auditors concerning the prospectus	25

ii

I.    MAIN CHARACTERISTICS OF THE WARRANTS CONCERNED BY THE OFFER

The simplified public offer that is the subject of this prospectus (hereinafter the "Offer"), concerns all the 27,709,748 existing warrants ("BSA") of Publicis Groupe S.A., a limited liability corporation with a Management Board and Supervisory Board, capitalized at 78,833,492 euros divided into 197,083,730 shares with a par value of 0.4 euros, and registered offices at 133, avenue des Champs-Elysées, 75008 Paris, registered in the Paris trade register under the number 542 080 601, (hereinafter "Publicis" or the "Initiating Party") issued as part of the acquisition of the American company Bcom3 Group, Inc. (hereinafter the "Bcom3") by Publicis.

The BSAs are governed by French law, and are listed for trading on Eurolist of Euronext Paris S.A. ("Euronext").

They are described in detail in the operation prospectus approved by the Commission des Opérations de Bourse on May 16, 2002 under the number 02-564. This document is available free of charge from the Publicis head office and on the AMF website (www.amf-france.org).

Subject to the adjustments aimed at maintaining the rights of warrant holders, each warrant, at issue, entitled the holder to subscribe to one Publicis share, worth 0.40 euros in face value, at a price of 30.5 euros from September 24, 2013 to September 24, 2022. Warrants that have not been exercised by this date shall be forfeited.

There has been no adjustment to the parity of the exercise of warrants resulting from a financial operation since they were issued.

Equity warrants may be exercised early, prior to September 24, 2013, in each of the following cases:

1.
The filing of a public offer for all the shares that provide entitlement to the Initiating Party's capital as soon as the said public offer has been declared admissible by the competent market authorities and the related opening notice has been published by the market authorities;

2.
The transfer or the plan to transfer part of the Initiating Party's assets or business to a third party, representing at least one-third of the Initiating Party's consolidated sales revenues, as shown in the latest consolidated financial statements posted by the Initiating Party;

3.
Any person other than those making up the Initiating Party's combined group as it existed on September 24, 2002 (namely, Elisabeth Badinter and Dentsu Inc. (hereafter "Dentsu")), directly or indirectly, alone or together, obtaining or presumed to have obtained exclusive or joint control (within the meaning of Article L.233-3 of the French Commercial Code) of the Initiating Party;

4.
A judgment ordering the liquidation by order of the court or total sale of the Initiating Party, or the voluntary liquidation or dissolution of the Initiating Party, or a state of suspension of payments for the Initiating Party, the opening of a collection or bankruptcy action against it, or the signature of a composition agreement with its creditors.

To date, Dentsu is the largest holder of warrants with nearly 22% of the total of 27,709,748 existing warrants, and the majority of the other holders are former shareholders of Bcom3(1), including the BSA in pure registered form (referred to as nominative pure in France).

The BSAs are also subject to certain transfer restrictions pursuant to the application of a merger agreement that provides for their issue, on one hand, and agreements between shareholders, on the other hand, entered into as part of the acquisition of Bcom3.

(1)
Source: EEF, December 30, 2005.

The merger agreement concluded on March 7, 2002 between Publicis and Bcom3 upon execution of which the acquisition of Bcom3 by Publicis was completed (hereinafter the "Merger Agreement"), contains restrictions to the disposal of warrants which have been one of the elements of the remuneration for Bcom3 shareholders. A description of the Merger Agreement is provided in the operation prospectus of May 16, 2002 referred to above.

The Merger Agreement stipulates that the former Bcom3 shareholders may sell their BSAs only as of March 24, 2005 in increments of one-fourth every six months, with the final maturity set at September 24, 2006. Therefore, as of this date, half of the warrants received by former Bcom3 shareholders, other than Dentsu cannot currently be transferred. The number of holders affected is more or less 700, none of them holds more than 5% of the warrants at the exception of Dentsu. To the knowledge of the Initiating Party, out of the number of warrants that have become freely transferable, 6% have been transferred to date. The Merger Agreement also stipulates the BSAs that have become transferable since March 24, 2005, are subject to an organized transfer process, based on a monthly consultation of the BSA holders' intentions to sell. The Merger Agreement provides further that in the event of an announcement by said former shareholders of their wish to sell the BSAs that they hold, Publicis will be entitled to:

1.
In an "active public market" (i.e. a market in which third parties vis-à-vis Publicis trade BSAs on Euronext on a given date, for a total amount equivalent to at least 2 million euros over the 5 consecutive trading days preceding such a date), a right of first refusal for the acquisition of the BSAs. This right of first refusal may be exercised by Publicis, on all or part of the BSAs until the 20th day of each monthly consultation process. Publicis will be able to buy these BSAs based on the closing market on this twentieth day of the monthly consultation process, subject to the minimum price requested by each shareholder for the sale of their BSAs;

2.
In the absence of an "active public market," the opportunity to make an offer to buy the BSAs. Publicis may make this offer at a freely determined price to the former shareholders of Bcom3, until the twentieth day of each monthly consultation process. The BSA holders referred to above will have until the 25th day of the monthly consultation process to accept the offer made by Publicis. If a BSA holder fails to accept the offer made by Publicis, he may sell his BSAs on or after the 24th of each month (i.e. about the 30th day of the consultation process) over a period of 10-30 days depending on whether the BSAs offered for sale reach a certain predefined threshold, provided that the sale is made in accordance with the conditions referred to above and, if the aforementioned threshold is not reached, at a price higher than the price proposed by Publicis in its offer.

However, and pursuant to the terms of the Merger Agreement, the aforementioned non-transferability is not applicable in the event of a public tender or exchange offer for the BSAs. In such a case, the former shareholders of Bcom3 may freely tender their BSAs in the Offer. Upon completion of the Offer, the organized transfer process shall remain applicable to those who did not tender their BSAs.

Furthermore, Dentsu is a party to two agreements that restrict its right to dispose of warrants in its possession. The first agreement is a shareholder's agreement between Dentsu and Mrs. Elisabeth Badinter, a shareholder who currently owns, directly and indirectly 10.18% of the share capital and 17.17% of the voting rights of the Initiating Party (without counting the 4.69% in voting rights held by the SEP Dentsu-Badinter, which she manages), and the second is between Dentsu and Publicis. These agreements, which were announced by the AMF in its notices 202C0590 of May 24, 2002, 204C0036 of January 9, 2004 and 204C1206 of October 11, 2004, provide that the BSAs held by Dentsu may not, in principle, be transferred until July 12, 2012.

However, in accordance with the terms of these two agreements, Dentsu is freed of this interdiction as part of the Offer if the Supervisory and Management Boards approve it on January 2, 2006(2). This Offer does not involve an amendment of these two agreements.

II.    PRESENTATION OF THE OPERATION

2.1    Context and general conditions

2.1.1    Context

Since the issue of the BSAs on September 24, 2002, Publicis has considered various alternatives to simplify its balance sheet and financial structure and to reduce the diluting impact of the expected exercise of the BSAs on its share capital. During one of its regular meetings in December 2004, the Publicis supervisory board discussed the possibility of an issuer bid, but the project was not carried out.

At the beginning of September 2005, Publicis contacted Dentsu to determine to what extent was willing to sell its BSAs in the event of a public offer. Following discussions in October, Dentsu declared that it would be interested if it were proposed an appropriate price. None of the management bodies of the two companies made any commitment during these discussions.

On November 8, 2005, Publicis appointed Morgan Stanley & Co. Limited (hereinafter "Morgan Stanley") to, among others, analyze this public offer plan and its various implementation structures. The option of the set price offer was chosen as the most effective way of purchasing all the BSAs. Primarily because of its experience in international and US markets (where most of the BSA holders reside), Morgan Stanley has periodically advised Publicis and was selected as the presenting bank for the Offer in France and the "dealer-manager" in the United States.

In the past, Morgan Stanley advised Bcom3 in 2002 at the time of its acquisition by Publicis. Currently, Morgan Stanley is assisting the former shareholders of Bcom3 in the sale process organized for the shares, BSAs and ORANEs described in Part I of this prospectus. Morgan Stanley has not provided advice to Dentsu during this transaction.

In the context of this offer, Morgan Stanley believes that it has no conflict of interest with respect to Dentsu.

On December 6, 2005, Publicis Supervisory Board and the Management Board discussed the plan to file a tender offer to buy the BSAs.

On December 8, 2005, Publicis commissioned Ricol, Lasteyrie & Associés as independent experts to issue an opinion on the Offer price (see paragraph 2.7 below).

On January 2, 2006, the Publicis Management Board met with company senior and financial management. After the meeting, the Publicis Management Board decided to offer to buy the BSAs from all their holders and to submit the Offer plan at the Supervisory Board meeting that had been convened for the same day.

The reasoned opinion presented by the Publicis Supervisory Board on January 3, 2006, is to be found in paragraph 2.5 of this document. The meeting was attended by the chair of the Publicis Management Board, some members of the company's senior and financial management and representatives of Ricol, Lasteyrie & Associés and Morgan Stanley. The representatives presented the Board with different models and assessment methods. The terms of the certificate of the independent assessment presented to the Supervisory Board by Jean-Charles de Lasteyrie from Ricol, Lasteyrie & Associés are set out in paragraphs 2.7 below. Moreover, the Publicis Supervisory Board noted Dentu's signature of a firm undertaking to tender its BSAs in the Offer. Madame Badinter, the chairperson of our supervisory board, does not hold any Warrants and therefore Madame Badinter's vote at this meeting was not subject to any conflict of interest arising from the existing shareholders' agreement between Dentsu and Madame Badinter.

(2)
Notwithstanding its inalienability commitment, Dentsu may contribute its warrants to a tender or exchange offer if (i) the supervisory board has publicly recommended this offer by stating that it is, in its opinion, in line with Publicis' corporate interest and that the management board of Publicis has not publicly declared its recommendation not to contribute to the offer or that the offer goes against the company's corporate interest, or that (ii) Mrs. E. Badinter is contributing all or part of her Publicis securities to the offer, or (iii) Mrs. E. Badinter is, alone or acting in concert, the initiator of said offer.

In accordance with the resolutions of the Publicis Management Board and Supervisory Board of January 3, 2005, the chairman of the Management Board of the Initiating Party decided on that same day to offer to buy back the BSAs from their holders under the conditions described in this prospectus.

2.1.2    General conditions

Publicis is offering to buy back the BSAs from their holders under the conditions described in this prospectus.

Publicis shares are listed on the Eurolist market of Euronext and on the New York Stock Exchange as American Depository Shares.

This Offer is made based on the simplified procedure in accordance with the provisions of Articles 233-1 et seq of the general regulations of the French Autorité des Marchés Financiers (the "AMF"), subject to certain special procedures to take into consideration specific requirements of American regulations described below.

Pursuant to market regulations in the United States of America, and given the large number of BSA holders residing in the United States (over 60%), who together hold more than 56% of the BSAs, the Offer is also subject to applicable provisions of American law. Accordingly, an information document on the Offer, titled Schedule TO (hereinafter the "American Disclosure Document"), distinct from this prospectus and available on the SEC website (www.sec.gov), will be filed with the Securities and Exchange Commission ("SEC"). It will be centralized under the conditions described in paragraph 2.4.2 below.

2.2    Reasons for the Offer and intentions of the Initiating Party

 2.2.1    Reasons for the Offer

The Offer is being made as part of the Group's general financial strategy, which is based on four components: (i) debt reduction; (ii) maintenance of a good level of financial liquidity and long repayment periods, (iii) withdrawal from the complex financial instruments that made it possible to finance the major transformations of the Group; and (iv) a gradual reduction in the potential dilution associated with the instruments giving rights to capital. The Offer meets these goals because of the cancellation of the BSAs purchased (pursuant to article L.225-149-2 of the French Commercial Code, the BSAs bought back by Publicis will be cancelled automatically) and the reduction in the potential dilution generated by the BSAs if they were exercised (based on the number of Publicis ordinary shares outstanding (excluding treasury shares), the potential dilution to the share capital of Publicis in the event that all the Warrants were exercised would amount to approximately 15%). Moreover, the Offer allows BSA holders to sell their BSAs before the expiration of the organized transfer and the contractual periods non transferability described in "I" of this prospectus, without the disadvantage of the low liquidity currently observed on the market of transferable BSAs. With the exception of the BSAs held by Dentsu, half the BSAs issued during the Bcom3 merger remains subject to restrictions on disposal. These restrictions shall expire for a quarter of these BSAs on March 24, 2006, and for the remainder on September 24, 2006. The BSAs no longer subject to these restrictions remain subject to the organized transfer until March 24, 2007.

2.2.2    Intentions of the Initiating Party for the next twelve months

There are no plans to change the provisions of the bylaws concerning the corporate purpose of the Initiating Party or its management procedures following the Offer. No change in dividend use or dividend distribution policy within the limits of the sums that may be distributed is expected as a result of the Offer.

At the end of the Offer, if the number of US resident BSA holders were to be lower than 300, Publicis may, under US regulations, initiate a "termination of registration" procedure for said BSAs with the SEC. To simplify its regulatory obligations and without prejudice to the other Publicis securities governed by the SEC, Publicis intends to exercise this option. This procedure would have no impact on the application of Euronext trading rules and French legal provisions and regulations that currently apply to Publicis and the BSAs.

2.3    Agreements with an impact on the Offer

 Pursuant to an undertaking dated January 2, 2006, Dentsu has irrevocably agreed to tender all its BSAs in the Offer. The total number of BSAs concerned by this undertaking represents about 22% of the existing BSAs.

2.4    Conditions of the Offer

 2.4.1    Securities subject to the Offer

The Offer is for all of the existing BSAs, i.e. 27,709,748 BSAs. Their main characteristics are described in part "I" of this prospectus.

2.4.2    Conditions of the Offer

The AMF published a notice of filing on January 3, 2006 under reference number 206C0008. Pursuant to the provisions of Article 231-17 of the AMF General Regulations, Publicis published a press release which presented the main parts of the Offer plan on January 4, 2006 in the newspaper Les Echos. This press release may be consulted on the AMF web site (www.amf-France.org).

The AMF examined this Offer proposal and on January 13, 2006, it published an admissibility notice under the reference No. 206C00093.

Prior to the opening of the Offer, the AMF and Euronext will each publish an opening notice and schedule, and a notice announcing the terms and conditions as well as the schedule for the operation.

Pursuant to the provisions of article 231-14 of the General regulations of the AMF, Morgan Stanley & Co. International Limited, the institution presenting the Offer (the "Presenting Institution"), acting on behalf of the Initiating Party, irrevocably undertakes to purchase at a price of 9 euros, through Euronext, the paying agent, all of Publicis' BSAs, without limitation, that are tendered in the Offer for a period of 21 trading sessions, i.e. from January 17 to February 14, 2006 at 6:00 p.m.

The sell instruction given by holders of BSAs held in registered form (approximately 99% of the total) to the registered securities account holder (EEF-Euro-Emetteurs Finance, whose corporate name is being changed to CACEIS Corporate Trust) will include the conversion of these BSAs into bearer format the closing of the Offer. The BSAs tendered in the Offer must be free of any pledge, security interest, or restriction of any nature whatsoever regarding the free transfer of their ownership.

Holders of BSAs that are not in registered form, who wish to tender their securities in the Offer under the proposed conditions, must remit to the authorized investment service provider holding their securities a sell order no later than the closing date of the Offer, i.e. February 14, 2006, at 6:00 p.m.

It is specified that the operation will be performed by Euronext. Indeed, US regulations prohibit Publicis from conducting the Offer through the purchase of BSAs on the market: it stipulates that the securities covered by a tender offer must be acquired concurrently by the initiating party in a single transaction completed after closing, and prohibits the acquisition of securities by the initiating party during the offer period.

The buyer and sellers will be responsible for the fees for tendering the BSAs, each for their own portion. The Initiating Party will not be responsible for the market fee or tax owed by the sellers or for the brokerage fees plus VAT.

The payment date will be specified in the notice of results published by Euronext.

2.4.3    Duration of the Offer and Timetable

The Offer is open in France for a period of 21 trading sessions, i.e. from January 17, 2006 to February 14, 2006 at 6:00 p.m. Since the Offer is also subject to applicable provisions of American law as indicated in 2.1.2 above, it should be noted that in certain circumstances, Publicis may be required to extend the duration of the Offer, in particular if an event takes place or information comes to light that makes it necessary to add a rider to change the American disclosure document before the Offer is closed. In this case, American law stipulates that holders of the shares concerned by the Offer must have five (5) trading days from the time of any such change to present their shares, and that the initiating company must inform the public of the number of shares that to its knowledge are subject to a sell order.

On January 16, 2006, the AMF will publish the Notice of Opening of the Offer, and Euronext on the same date will publish a notice of the schedule and terms of the Offer. A summary of the prospectus will be published in Les Echos on January 16, 2006.

The main steps of the Offer schedule are described below:

January 3	Filing of the proposed Offer with the AMF
Publication of a filing notice by the AMF describing the main provisions of the proposed Offer
Publication of a press release about the filing of the Offer by the Initiating Party
SEC filing of the English translation of the press release on the filing of the Offer
January 4	Filing of an amended Schedule 13D by Dentsu with the SEC reporting Dentsu's undertaking to tender
January 13	Admissibility of the Offer and publication of the admissibility notice by the AMF
January 13	AMF certification of the prospectus
January 16	Availability of the certified prospectus on the AMF website and publication in a nationally distributed financial information daily
Publication of the Offer opening notice by the AMF
Publication of the terms and conditions and schedule of the Offer by Euronext.
January 17	SEC filing of the American Information Document
Opening of the Offer in France and the United States
February 14	Close of the Offer in France and the United States
February 21	Estimated date of publication of the notice of the outcome of the Offer and publication of the settlement-delivery terms by Euronext
SEC filing of the amendment to the American Information Document recording the results of the Offer
February 24	Estimated date of settlement-delivery

The payment date will be specified in the notice of settlement-delivery published by Euronext.

Under American law, holders of BSAs will have the right to revoke their sell order if the Initiating Party has not accepted the BSAs tendered in exchange for the payment of the price within 40 full business days in the United States as of the opening of the Offer. This specific characteristic does not affect the Initiating Party's irrevocable obligation (underwritten by the Presenting Institution) to acquire the BSAs. However, by virtue of the principle of equal of disclosure and treatment, all the BSA holders may benefit from this right by writing to EEF or the investment service provider who is the authorized depository of their shares. Given the tentative timetable of the Offer, it should not be possible to exercise this option.

2.4.4    Restrictions on the Offer overseas

The distribution of this prospectus, execution of the Offer and participation in the Offer may be subject to specific regulations or restrictions in certain countries. Consequently, persons in possession of this prospectus must obtain information on local restrictions potentially applicable, and comply with them. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities in any jurisdiction where such an offer or solicitation would be illegal. Publicis disclaims all liability in the event of violation of applicable local rules by any person.

Argentina

 This document is personally addressed to BSA holders and does not constitute, under the applicable Argentine laws, a proposal to accept the Offer for the holders or with regard to any other person or, more generally, the Argentine public. Neither the Argentine Securities Commission nor any other Argentine regulatory authority has verified the accuracy of this document or approved or rejected the registration of the Offer. The distribution of this document by BSA holders to any person other than their advisors prohibited.

Brazil

 The BSAs have not been, and will not be, registered by the Brazilian Securities Commission (Comissao de Valores Mobiliarios). Therefore, they may not be the subject of a tender offer in Brazil, as this term is defined by Brazilian legislation.

Chile

 The Offer is not and will not be governed by Chilean law (Law No. 18,045 Ley de Mercado de Valores) and has not been, and will not be, registered in Chile by the competent authority (Superintendencia de Valores y Seguros—"SVS"). Neither Publicis or any other person is required or intends to have the Offer registered by the SVS. This Offer is being made in Chile only to the BSA holders in the form of a private offer.

China

 This information contained in this prospectus does not constitute a public offering in the People's Republic of China (which, for this purpose, does not include the Special Administrative Regions of Hong Kong and Macao) (the "PRC"). This prospectus and the contents thereof have not been approved by any governmental authority in the PRC. It is the responsibility of investors in the PRC to obtain from governmental authorities all regulatory authorizations and licenses required including, as applicable, those which must be requested from the State Administration of Foreign Trade or the China Securities Regulatory Commission. Investors in the PRC are also required to comply with PRC regulations, including the regulations governing foreign trade and/or the regulations governing foreign investments.

Colombia

 This document does not constitute and must not be used for, or in connection with, a public offer in Colombia as this term is defined by the laws of the Republic of Colombia. This document is valid in Colombia only within the limits authorized by Colombian law. The BSAs have not been registered in the Republic of Colombia and may be the subject of an offer in this territory only within the limits stipulated by the applicable laws.

United Arab Emirates

 The information contained in this prospectus does not constitute a public offering in the United Arab Emirates as defined by the Commercial Companies Law (Federal Law No. 8 of 1984) or any other provision. Moreover, the information contained in this prospectus is not intended to lead to the execution of a contract of any kind in the territory of the United Arab Emirates. This prospectus may not be reproduced or transmitted, directly or indirectly, to any person residing in the United Arab Emirates other than the BSA holders.

Hong-Kong

 The contents of this prospectus have not been reviewed by any regulatory authority in Hong-Kong. Therefore, this prospectus must not be circulated or distributed in Hong-Kong to persons other than the current holders of BSA. Except in the cases stipulated by Hong Kong market laws, no person has distributed, or intends to distribute, or will distribute, in the territory of Hong Kong or elsewhere, this document or any other publicity, invitation or document relating to the BSAs to the public of Hong Kong, and will not facilitate access to or a reading of such documents by the public in Hong Kong.

Important:    The contents of this document have not been reviewed by any governmental authority in Hong Kong. Holders are advised to exercise prudence with regard to the Offer presented in this prospectus and to seek independent professional advice as needed.

Republic of Korea

 No cash offer for the BSAs may be made, directly or indirectly, in the Republic of Korea or to any resident of the Republic of Korea unless it complies with the applicable laws and regulations of the Republic of Korea.

United Kingdom

 This document and all other documents concerning the Offer all constitute "communications" as defined by section 21(1) of the UK Financial Services and Market Act 2000 and benefit from an exemption from the applicable restrictions concerning financial promotion pursuant to Articles 19 and 43 of the UK Financial Services and Market Act 2000 (Financial Promotion) Order 2005 (as amended) (the "Order"). This document and all other documents concerning the Offer are, therefore, addressed only to the persons falling within the scope of application of said articles of the Order and all other persons to whom they may be legally transmitted (who are referred to in this paragraph as "concerned persons"). Any investment activity mentioned in this document or in all other documents concerning the Offer is open only to concerned persons and shall be initiated only with concerned persons.

Switzerland

 Swiss regulations governing public purchase offers which are contained in Articles 22 and ff. of the Federal Law on Markets and Securities Trading are not applicable to the Offer. Therefore, the Offer has not been submitted to or approved by any Swiss regulatory agency.

Turkey

 The Offer has not been and shall not be registered by the Turkish CMB and, therefore, may not be offered in Turkey.

However, there are no restrictions on the participation in the Offer by BSA holders residing in Turkey provided that:

•
the transfer of the BSAs is made outside Turkey; and

•
the sale price is paid in cash through banks or other specialized financial institutions ("Islamic Banks") in Turkey.

2.4.5    Tax treatment

The following provisions describe the tax consequences under current French legislation for individuals and legal entities holding BSAs who tender their BSAs in the Offer.

BSA holders are reminded that this information is merely a summary of the applicable tax provisions and that their individual situation must be analyzed with their normal tax advisor.

Persons who are not tax residents of France must also comply with tax legislation in effect in their country of residence, subject to the application of the provisions of any tax convention signed by France and their country of residence, if applicable.

Individuals whose tax domicile is in France and who hold BSAs as part of their personal assets but do not regularly carry out stock exchange transactions

Pursuant to Article 150-0A of the French General Tax Code, capital gains on the sale of the BSAs are subject to income tax from the first euro at the proportional rate of 27% if the annual amount from sales of securities (excluding exempt sales of securities held within a PEA [a stock savings plan]) exceeds a threshold currently set at €15,000 per household.

The 27% tax rate is divided up as follows:

•
16% for income tax (Article 200 A 2 of the General Tax Code);

•
8.2% for CSG (general social contribution) (Article 1600-0 C and 1600-0 E of the General Tax Code);

•
0.5% for CRDS (social debt repayment contribution) (Articles 1600-0 G and 1600-0 L of the General Tax Code);

•
2% for social deductions (Article 1600-0 F bis of the General Tax Code);

•
0.3% for the additional contribution to social deductions (Article 11-2° of Law No. 2004-626 of June 30, 2004).

In accordance with the provisions of Article 150-0 D 11° of the General Tax Code, capital losses may only be charged against capital gains of the same type realized during the year of sale or during the following ten years (for losses sustained on or after January 1, 2002) provided that the annual threshold of sales of securities (and of similar rights and shares) applicable for the year in which the capital loss is realized (15,000 euros from January 1, 2003) is exceeded in the year in question.

Case of BSAs held in a PEA

BSAs issued by French companies may be purchased within a PEA that has been instituted by Law 92-666 of July 16, 1992.

Under certain conditions, the PEA gives the right (i) during the term of the PEA, to a tax exemption on the income tax and social security contributions on the income and capital gains generated by investments made within a PEA; and (ii) at the time the PEA is closed (if this occurs more than five years after the opening date of the PEA), or at the time of a partial withdrawal if this occurs more than eight years after the opening of the PEA, to an exemption on the income tax on the net capital gain realized since the opening of the plan (this gain is, however, still subject to the general social contribution, the social deductions, the social debt repayment contribution and the surtax on the social deductions).

Capital losses incurred within the PEA may be charged only against the capital gains realized under the same plan.

Legal entities that are residents of France, subject to corporate tax and holding BSAs

The capital gains realized and losses incurred from the sale of the BSAs are included in the income subject to corporate tax at the ordinary legal rate, i.e. in principle at the current rate of 33.83% (corresponding to the corporate tax rate of 33.33% plus the surtax of 1.5% for the years ended or the taxation period closed in 2005(3)) plus the applicable social contribution on earnings at the current rate of 3.3% of the amount of the corporate tax minus an allowance that may not exceed €763,000 per twelve-month period.

However, companies that earn revenues of less than € 7,630,000 euros per twelve-month period, in which at least 75% of the fully paid-up capital is held continuously during the entire year by individuals (or by a company that satisfies the same conditions and in which at least 75% of the capital is held by individuals), are exempt from the 3.3% contribution.

As the BSAs are not considered equity interests, the capital gains realized and capital losses incurred when they are sold are excluded from the tax treatment for long-term capital gains stipulated in Article 219 I a ter of the General Tax Code.

Non tax-residents in France who do not hold their BSAs through a stable institution or have a fixed business base in France

Since BSAs are not covered by corporate rights, they are subject to the provisions of article 244 bis of the General Tax Code. Capital gains realized by individuals who are not tax resident in France when they sell their BSAs are exempted from tax in France.

Persons subject to different tax treatment

Persons other than those referred to above and who are eligible for the Offer must obtain information on the tax treatment applicable to them.

2.4.6    Terms and conditions of financing the Offer

The cost of acquiring 100% of the BSAs covered by the Offer would amount to a maximum of 251.7 million euros (including fees).

(3)
The 1.5% surtax is repealed for the years ended or taxation period closed on or after January 1, 2006 (article 25. III of law no 2004-1484 of December 30, 2004).

The total amount of all fees, costs and expenses incurred by the Initiating Party under the terms of the Offer (including professional fees and expenses for investment and legal advisors, statutory auditors and other consultants, as well as fees related to public relations, communication and brokerage fees) is estimated at approximately 2,266,000 euros, which can be analyzed as follows:

Attorney fees	€546,000
Fees of the securities account holder (EEF)	€20,000
Printing and direct mail costs	€14,000
Euronext	€15,000
Fees of the presenting bank	€1,300,000 (including €650,000 based on the success of the Offer)
Independent expert's fees	€60,000
Fees of the investor communication agency	€11,000
Accountants fees	€250,000
Miscellaneous	€50,000

Total	€2,266,000

The Offer will be financed by the Initiating Party from its own resources.

The impact of the Offer on the Initiating Party's book value and financial results is indicated in the table below:

Publicis Groupe S.A. (euros per share)
Shareholders' equity at June 30, 2005 (amount per share)
—Before the Offer	10.38
—After the Offer	9.00
Impact on net earnings per share at June 30, 2005
—Before the Offer	0.62
—After the Offer(1)	0.61
Impact on diluted net earnings per share at June 30, 2005
—Before the Offer	0.61
—After the Offer	0.60

(1)
The calculation includes the cost of financing the operation and assumes that (i) 100% of the BSAs will be tendered in the Offer; (ii) total equity capital, group share, at June 30, 2005 is 1,894,000,000 euros; (iii) the impact of the purchase of the BSAs on capital (including 2.3 million in fees related to the operation) is 251.7 million euros; (iv) the number of shares after neutralization of treasury stock is 182,390,932.

2.5    Reasoned opinion of the Supervisory Board of Publicis

 The Publicis Supervisory Board met at the corporate offices on January 2, 2006 and was called and chaired by Elisabeth Badinter, Chairman of the Supervisory Board, for the purpose, among others, of issuing an opinion on the interest of the Offer and the consequences of the Offer for the Initiating Party, its shareholders and employees. All members of the Supervisory Board were present at this meeting with the exception of six members, including Messrs Yutaka Narita and Tateo Mataki who were absent and excused.

Prior to the meeting, the Chairman provided to the Supervisory Board a draft prospectus describing the features of the proposed Offer.

The Supervisory Board first noted that the principal terms and conditions of the Offer were as follows:

—
the Offer would be a simplified public offer for all the BSAs; and

—
the price offered would be 9 euros per BSA.

With respect to the reasons for the Offer, the Supervisory Board particularly noted the following:

—
The Offer would give BSA holders the opportunity to sell them before the expiration of the organized sale procedures and the contractual lock-in periods as the market for the BSAs currently traded on Euronext is characterized by its low liquidity;

—
The purchase of the BSAs is in line with the global financial strategy of the group, particularly by simplifying the Publicis balance sheet, and will make it easier for third parties to assess the value per Publicis share by reducing the impact of the existing BSAs.

Finally, the Supervisory Board reviewed the elements for assessing the price of the Offer and their underlying assessment models.

Mr Jean-Charles de Lasteyrie of Ricol, Lasteyrie & Associés, acting as an independent expert, presented its conclusions to the Supervisory Board on the fairness of the price offered to BSA holders. The fairness certification from the independent expert submitted by Ricol, Lasteyrie & Associés is reproduced in its entirety in section 2.7 of this prospectus.

On the basis of the elements described above, the Supervisory Board agreed that, in the unanimous opinion of the members present or represented, the proposed Offer was in line with the interests of Publicis and its shareholders, and noted that no impact on jobs is expected from this operation.

With respect to the interest of the Offer for the BSA holders, the Supervisory Board agreed that, in the unanimous opinion of its members present or represented the purchase terms offered by Publicis are satisfactory and, therefore, it recommended that the BSA holders tender their securities in the Offer.

The Supervisory Board was informed that Dentsu had irrevocably undertaken to tender all its BSAs in the Offer.

Subject to the stipulations in section 2.8 hereinafter, no member of the Supervisory Board holds BSAs.

b) The Publicis Supervisory Board made the recommendation in paragraph a) below based on the following inputs:

(i)
Under current market conditions (last price listed for the share on the Euronext market on December 30, 2005 was €29.40; volatility is less than 15% (between 11.27% over 30 days and 14.56% over 100 days ended at December 30, 2005), a rate without risk of 3.7%, and an expected yield of 1.37% on the share), and using the Black and Scholes model to calculate the theoretical value of a BSA at December 30, 2005, the price of 9 euros offers a reasonable premium to encourage BSA holders to sell their securities.

  The Black and Scholes model is one of the models developed to assess the price of share warrants, options and other similar securities using assumptions on volatility, interest and share return rates. The assessment resulting from this model thus depends on an accepted appreciation or approximation for these future events. However, the Black and Scholes model, like other similar models, is intended in particular to assess the price of share warrants, options and other securities giving rights to capital that may be freely traded and held by a financial institution or similar entity capable of conducting hedging transactions. Due to the limited liquidity of BSAs and the characteristics of their holders, there is no guarantee that the BSAs will demonstrate either of these characteristics.

(ii)
the fact that Publicis has received the declaration from the independent expert on the price of the Offer submitted on January 2, 2006 by Ricol, Lasteyrie & Associés (see section 2.7 hereinafter).

(iii)
The transaction, if it is completed, will lead to a reduction in the number of Publicis common shares issued during the exercise of BSAs either early or at maturity.

(iv)
This Offer is structured as a simplified offer for all the BSAs at a price of 9 euros per BSA in cash.

(v)
The fact that Publicis bought back 173,411 BSAs on June 3, 2005 at 5 euros a warrant, 52,474 BSA on July 5, 2005 at 5.10 euros a warrant and 189,053 BSAs on September 30, 2005 at 7 euros a warrant.

(vi)
The purchase of BSAs in the 1st quarter of 2006 is part of the general Publicis financial strategy.

(vii)
This Offer gives the holders of BSAs the option of selling or keeping their shares.

(viii)
The exchange of BSAs is currently restricted, and their liquidity, prices and volumes exchanged are likely to remain relatively low after trading restrictions are lifted.

(ix)
This Offer creates a liquidity opportunity for holders of BSAs at a time when the trading of the BSAs is subject either to transfer restrictions or to an organized transfer process.

2.6    Elements of the valuation of the price offered

 The valuation methods used by the Initiating Party assisted by the Presenting Bank for the multiple criteria approach described below were:

—
the history of the market prices of the BSA;

—
the theoretical value of the BSAs using the Black and Scholes model.

a)    BSA price history

 On Euronext

The BSAs have been traded on Euronext since April 1, 2005, following the effective expiration of the restriction on the transfer of a first block representing a quarter of the BSAs issued on March 24, 2005. The table below presents the change in price since the start of trading.

	Price of the Publicis ordinary share (€)	Price of a BSA (€)	Average daily trading volume of BSAs		Premium/ (Discount) implied by the Offer Price
Price at December 30, 2005	€29.40	€9.69	4,704		(7.1)%
1-week average*	€29.57	€9.79	1,706		(8.1)%
1-month average*	€29.34	€9.98	868		(9.8)%
3-month average *	€27.85	€9.04	510		(0.4)%
6-month average*	€27.13	€8.02	417		12.2%
Average* since April 1, 2005	€26.00	€6.55	502		37.4%
High since April 1, 2005	€29.66	€10.51	21,717	**	(14.4)%
Low since April 1, 2005	€21.78	€4.30	0	**	109.3%

*
Price of the share and the BSA calculated on the basis of the average daily closing prices weighted by volumes. The average daily volumes for the BSAs include days when the volumes actually recorded on Euronext were zero.
**
Represents the highest actual volume in a single day and the lowest actual volume in a single day, respectively.

(Source: Euronext).

It should be noted that the volumes traded remained extremely reduced.

Off-market transactions

 Within the framework of the organized process to sell the BSAs completed in accordance with the Merger Agreement, certain transactions were concluded off the market (and, therefore, were not reported on Euronext) and notified to Publicis. The table below summarizes those transactions:

Date of the transaction	Price of Publicis ordinary share (€)*	Price of a BSA (€)	Number of BSAs traded	Premium/(Discount) implied by the Offer Price
July 1, 2005	€24.95	€5.10	40,000	76.5%
October 28, 2005	€27.17	€8.00	99,209	12.5%
December 2, 2005	€28.87	€7.50	86,401	20.0%

*
At closing on the Eurolist market of Euronext on the date of the transaction.

(Source: Euronext).

b)    Theoretical value of the BSAs

 The theoretical value of the BSAs may be calculated by using the Black and Scholes model (the binomial valuation methods, such as the Cox, Ross and Rubinstein method, give results that are very close to the results obtained by using this derivatives method).

•
The calculations presented below are based on the following assumptions:

—
Price of a share of common stock on December 30, 2005 at closing on the Euronext Eurolist market: €29.40.

—
Dividend (paid on July 5, 2005): €0.30 per Publicis share (implicit rate of return: 1.02%). For this calculation, the dividend is defined as any dividend or distribution, in cash or in shares, paid during the last 12 months. The implicit rate of return is calculated by dividing this dividend by the current price a share of Publicis common stock at closing on December 30, 2005 on the Eurolist market of Euronext.

—
Rate without risk at December 30, 2005: 3.654%. For this calculation, the rate without risk represent the Euro swap rate with maturity assumed at September 24, 2022 and based on the swap rate curve (curve I53 curve shown on Bloomberg), with a linear interpolation between the closest points on September 24, 2022.

—
Security loan-borrowing rate: 0.40%. For this calculation, the securities loan-borrowing rate represents the annual margin above Euribor paid to a shareholder lending Publicis shares during a loan-borrowing transaction on Publicis securities.

—
Volatility of the underlying shares: range indicated below.

—
BSA exercise price: €30.50.

—
Maturity of BSAs: 24 September 2022.

•
Based on the volatility used, the use of the Black and Scholes model leads to the following theoretical values for the BSAs:

Volatility	Theoretical value of one BSA (€)	Premium/(Discount) implied by the Offer price
15.0%	€8.80	2.3%
17.5%	€9.53	(5.6)%
20.0%	€10.29	(12.5)%
22.5%	€11.05	(18.6)%
•
For information, the historical volatility of the Publicis common share at December 30, 2005 is:

	Reference period*
	10 d	30 d	50 d	100 d	250 d

Historical volatility	9.76%	11.27%	11.87%	14.56%	18.64%

*
Period ending December 30, 2005.

•
The table below shows the sensitivity of the theoretical value of the BSAs to the price of the Publicis share as a function of different levels of sensitivity

Theoretical value of one BSA—Premium/(Discount) implied by the Offer price
Volatility	Price of one Publicis ordinary share
	22€	24€	26€	28€	30€	32€	34€

15.0%	3.90	€5.08	€6.38	€7.77	€9.24	€10.78	€12.38	€
	130.8%	77.2%	41.1%	15.8%	(2.6)%	(16.5)%	(27.3)%
17.5%	4.58	€5.80	€7.11	€8.51	€9.98	€11.50	€13.08	€
	96.5%	55.2%	26.6%	5.8%	(9.8)%	(21.7)%	(31.2)%
20.0%	5.26	€6.51	€7.85	€9.26	€10.74	€12.26	€13.83	€
	71.1%	38.2%	14.6%	(2.8)%	(16.2)%	(26.6)%	(34.9)%
22.5%	5.94	€7.23	€8.59	€10.02	€11.50	€13.03	€14.60	€
	51.5%	24.5%	4.8%	(10.2)%	(21.7)%	(30.9)%	(38.4)%
•
The data on the price of a share of Publicis common stock since April 1, 2005 is provided in the table on the BSA price history above.

•
For information, on the basis of the share price on December 30, 2005, the implicit volatility of the Offer price is 16%.

•
On June 3, July 5 and September 30, 2005, the Initiating Party acquired a total of 414,938 BSAs.

Date	Price of a BSA (€)	Total volume	Premium/(Discount) implied by the Offer price
June 3, 2005	€5.00	173,411	80.0%
July 5, 2005	€5.10	52,474	76.5%
September 30, 2005	€7.00	189,053	28.6%
•
after the issue of September 24, 2002, 314 BSAs were cancelled because of the fractional shares recorded in the Bcom3 operation.

c)    Valuation criteria not used

 To assess the theoretical value of the BSAs, we eliminated the binomial models that use dividend forecasts because of the lack of market consensus and the difficulty in making significant projections for a period as long as the maturity of the BSAs.

The net book value of the BSAs as it appears in the Publicis financial statements was not used as one of the elements for the assessment of the Offer price: it is the result of a strictly accounting method based on historic costs. It does not reflect the current value of the BSAs.

d)    Summary of the elements used to assess the price offered

Reference	Price range— Price of one BSA (€)	Premium/(Discount) implied by the Offer price
History of the price of the BSAs
On Euronext*	€4.30 – €10.51	109.3% – (14.4%	)
Off-market transactions*	€5.10 – €8.00	76.5% – 12.5%
Theoretical value of the BSAs**	€8.80 – €11.05	2.3% – (18.6%	)

*
Range of the BSA price on the basis of the minimum and maximum prices observed since April 1, 2005

**
On the basis of a volatility of between 15.0% and 22.5% and the price of a common share of Publicis stock at December 30, 2005 on the Eurolist market of Euronext (€29.40)

2.7   Report of the independent assessment of the Offer price

 Although the regulations do not require the Initiating Party to obtain a fairness opinion or a report from an independent expert for this Offer, the Publicis Supervisory Board obtained an independent assessment of the price of the Offer proposed by the Management Board in order to explain its opinion and to provide it to the BSA holders and shareholders.

2.7.1    Context of the mission and the due diligence performed

2.7.1.1    Independence

 On November 24, 2005, Jean-Charles de Lasteyrie was appointed by the President of the Paris Commercial Court as "Commissaire à la scission" with Didier Kling in connection with the matter relating to the contribution by Media et Regie Europe, a subsidiary of Publicis, of its newspaper advertising sales business to Hyblos, a joint venture to be owned by Publicis and Lagardère.

After reviewing the situation, we believe that we are in a position of complete independence in performing the assignment described in 1.2.

2.7.1.2    General scope

 On October 22, 2002, Publicis issued 2,812,500 bonds with attached stock Warrants (OBSA).

These bonds were issued as part of the consideration paid by Publicis for the acquisition of Bcom3 in 2002.

Each holder of OBSAs was allocated 10 Warrants. Therefore, 28,125,000 Warrants have been issued, each of them entitling the holder to one Publicis ordinary share exercisable commencing on September 24, 2013 until September 24, 2022. As of January 2, 2006, 27,709,748 Warrants were issued and outstanding.

Dentsu Inc, a Japanese company, is currently the largest holder of Warrants with approximately 22% of the outstanding Warrants. The remaining Warrants were originally issued to former employees- shareholders of Bcom3 in connection with the merger between Publicis and Bcom3 in October 2002.

Dentsu is subject to a lock-up period until July 2012. Thus, Dentsu cannot sell the Warrants it owns before this date without the agreement of Publicis, except in the event of a public offer for the Warrants recommended by the Supervisory Board of Publicis.

Other holders, holding approximately 78% of the outstanding Warrants, are permitted to sell their Warrants by blocks of 25% every six months commencing March 2005 (a transfer is possible commencing the 30th month following the issuance of the Warrants, and thereafter from the 36th month, the 42nd month and the 48th month).

In September 2004, Publicis repurchased the bond part of the OBSAs and is currently contemplating a tender offer for all outstanding Warrants.

The Management Board of Publicis proposes to make the offer at a price of EUR 9 per Warrant.

The Supervisory Board of Publicis is considering this offer.

2.7.1.3    Due diligence performed

 In connection with the above, Publicis has asked us to assess the price contemplated to be offered for the purchase of the Warrants for both the holders of the Warrants and the shareholders of Publicis.

Our due diligence consisted mainly of:

•
An examination of a variety of documents either publicly available or provided by Publicis and/or its advisers:

–
Details of transactions effected pursuant to the OMA (including transactions initiated by Publicis),

–
Details of transactions effected on Eurolist by Euronext Paris S.A. ("Euronext Paris"),

–
The offer document of May 2002 relating to the capital increase and the issuance of ORANE and OBSA following the merger between Publicis and Bcom3,

–
The Prospectus filed by Publicis with the SEC in August 2002, and

–
Publicis' financial statements for the 2003 and 2004 fiscal years.

•
An assessment of the value of the Warrants based on:

–
An examination of the historical value of the Warrants when they were issued in 2002,

–
A review of certain work prepared by Morgan Stanley,

–
Observation of the market price of the Warrants (transactions effected both pursuant to the OMA or and on Euronext Paris), and

–
Financial analyses based on theoretical valuation models (namely, the Black Scholes and binomial models).

2.7.2    Appraisal of the value of the Warrants

2.7.2.1    Market conditions at the date of original issuance of the Warrants

The offer document dated May 16, 2002 published in connection with the capital increase and the concomitant issuance of the ORANE and the OBSA in consideration for the acquisition of Bcom3 stated the Warrants had a valuation of approximately EUR 12 per Warrant, corresponding to the market conditions of the first 4 months of 2002 (based on a volatility of the Publicis ordinary share of approximately 40%, and on a market price of Publicis ordinary shares equal to the Warrant exercise price of EUR 30.50).

The market price of the Publicis ordinary shares significantly decreased between May and September 2002, the date of accounting for the acquisition of Bcom3 in the financial statements of Publicis (the share price was less than 20 € at the end of September 2002). Thus, the value of the Warrants was recorded at approximately EUR 7 (representing an aggregate value of approximately EUR 197 million).

2.7.2.2    Review of transactions effected on Euronext Paris

 According to the terms of the agreements governing the issuance of the Warrants, the first portion of Warrants became transferable in March 2005. Transactions effected with respect to this portion of the Warrants led to the first variations of the Warrants' price following the first quotation of the Warrants at EUR 12 in October 2002.

A second portion of Warrants became transferable in October 2005, thereby increasing to 50% the portion of the Warrants transferable (excluding those Warrants owned by Dentsu).

The trading price of the first transactions in Warrants, effected in April 2005 on Euronext Paris, was EUR 5 per Warrant. The trading prices of Warrants since October 1, 2005 were between EUR 7.25 and EUR 10.51 (representing a maximum volume of 4,704 Warrants traded, or 0.017% of the total outstanding Warrants).

As at December 30, 2005, the weighted average warrant price since April 1, 2005 is EUR 6.55.

On December 30, 2005, the last quotation price of the Warrants was EUR 9.69.

The trading price of the Warrants has increased over the past several weeks due to the increase in the price of the underlying ordinary shares.

Nevertheless, the volume of Warrants traded on Euronext Paris is not very significant, as the average daily traded volume has been 502 Warrants since April 2005, compared to a total of 28,125,000 Warrants originally issued in 2002.

The price of the Warrants in Euronext Paris is, thus, not decisive in determining the value of the Warrants, essentially because of the long maturity of the security (maturity date is September 24, 2022) and of the low level of liquidity.

2.7.2.3    Transactions effected pursuant to the OMA (Orderly Marketing Agreement)

The Warrants are also traded pursuant to an Orderly Marketing Agreement (OMA), implemented by two financial institutions since March 2005, the date when the first portion of the Warrants became transferable.

We were given access to information regarding the transactions effected pursuant to the OMA:

Date	Quantity sold	Price	Sales method (bookbuilding or open market)
March 2005	17,764	5.00	Open market
April 2005	0
May 2005	173,411	5.00	Open market
June 2005	92,474	5.10	Open market
July 2005	0
August 2005	0
September 2005	189,053	7.00	Open market
October 2005	99,209	8.00	Open market
November 2005	86,401	7.50	Open market

	658,312

Purchases by Publicis represented the largest part of the transactions effected pursuant to the OMA (414,938 Warrants sold to Publicis of a total of 658,312 Warrants sold pursuant to the OMA, representing 63% of all Warrants sold pursuant to the OMA). There is no other buyer willing to make a market in the Warrants; thus most of the selling orders, with a high floor price, remain unexecuted.

The per Warrant price resulting from the transactions effected pursuant to the OMA of between EUR 5 and EUR 8 (with a weighted average price of EUR 6.37 since the end of March 2005) is, thus, not decisive as to the value of the Warrants, given the small number of such transactions.

2.7.2.4    The theoretical valuation

Theoretical valuations have been performed using the Black-Scholes and binomial models, both commonly used models employed to estimate the value of warrants or options based on assumed levels of volatility, interest rates and dividend rates in the future.

The binomial method consists of using arbitrage logic in comparing, on the one hand, the profit generated by the Warrants, and, on the other hand, the profit obtained through the taking of a direct position in the ordinary shares underlying the Warrants to purchase the ordinary shares.

The Black-Scholes approach is based on the construction of a portfolio composed of the underlying asset (i.e., the ordinary shares) and a certain number of options such that the portfolio is insensitive to fluctuations in the price of the underlying asset. The Black-Scholes pricing model is one of a number of valuation models that have been developed to estimate the value of warrants, options and other equity-linked securities based on assumed levels of volatility, interest rates and dividend rates in the future: therefore, the estimated valuation that the Black-Scholes model produces depends on judgments or approximations about these future events. In addition, the Black-Scholes model and other similar models are intended to estimate the value of warrants, options, and other equity-linked securities that are both freely transferable and held by a financial institution or similar entity that has the ability to enter into offsetting hedging transactions. Given the limited liquidity of the Warrants and the nature of the holders of the Warrants, there is no guarantee that the Warrants have either of these characteristics.

2.7.2.4.1    Assumptions

 The binomial and Black-Scholes methods are based on the same following assumptions based on market conditions as at December 30, 2005.

Volatility	Between 12% and 20%
Maturity (if exercise in 2022)	16.81 years
Risk free rate (based on Euribor)	Obtained by linear interpolation beytween a 15 year and a 20 year Euribor rate equal to 3.70% as of December 30, 2005
Yield (dividends) rate (bloomberg December 30, 2005)	1.37%
Stock loan rate	0 basis point
Exercise price	€30.5
Underlying ordinary share price	Between €29.34 (weighted average over a one month period) and €29.40 (stock price on December 30, 2005)

2.7.2.4.2    Results

It must be emphasized that theoretical models are usually used for short-term and liquid instruments (with maturities of less than one year).

Furthermore, theoretical models are very sensitive to the underlying assumptions and, in particular, to the price of the underlying ordinary share and to volatility.

With respect to volatility, it should be noted that:

—
the most recent volatility is approximately 11% over a one month period (on a daily basis),

—
over a period of 100 days ending on December 30, 2005, volatility is approximately 15% on a daily basis,

—
over a period of 250 trading days (approximately one year), volatility is approximately 18.6% on a daily basis.

Over a longer term (15 years), the average volatility is approximately 30%.

Historical volatility is, however, not necessarily representative of future volatility of the Publicis ordinary shares.

For informational purposes, results are given using the Black-Scholes model, as results given by the binomial model are extremely similar.

The resulting Warrant value is within a range of EUR 8.74 to 10.53, based on current market conditions.

According to the Black-Scholes model, the sensitivity of the results to the price of the underlying Publicis ordinary shares and to the volatility is as follows:

		Volatility
Price		12.0%	14.0%	16.0%	18.0%	20.0%

Average 1 month	29.34	8.24	8.74	9.25	9.78	10.32
Stock price on December 30, 2005	29.40	8.28	8.78	9.29	9.82	10.35
Warrant exercise price	30.50	9.02	9.50	10.00	10.53	11.06

Publicis is the offeror in the tender offer. This is the reason for the assumption that the stock loan rate equals 0 basis points.

Assuming a stock loan rate of 40 basis points (based on current market conditions) would decrease the Warrant value, which would be in a range of 7.56 € to 8.62 € using the share price as at December 30, 2005, EUR 29.40.

Taking into account a level of volatility calculated over a long period (30% on a period of 15 years) would increase the Warrant value to EUR 12.99, using the ordinary share price as at December 30, 2005, of EUR 29.40.

Due to the long maturity of the Warrants issued by Publicis and the low level of liquidity of the Warrants, this method tends to over-value the Warrants. However, it provides a reference for the high end of the value range.

Furthermore, the tender offer would provide the Warrant holders with immediate liquidity, which is not currently ensured by the market.

2.7.3    Synthesis and conclusion

The results presented in this document are calculated on the basis of the market data available as at December 30, 2005.

The trading prices of Warrants on Euronext Paris or pursuant to the OMA range from EUR 5.00 to EUR 10.51, with very low volumes: weighted average price is approximately EUR 6.55 on Euronext Paris and EUR 6.37 pursuant to the OMA (since the end of March 2005).

The most recent trading price (December 30, 2005) was EUR 9.69, and the last significant OMA transactions were effected at prices between EUR 7 and EUR 8. Given the low liquidity levels, those prices cannot be relied on as the sole criteria for the valuation of the Warrants.

Theoretical models, which are designed for short-term instruments, lead to a range of values between EUR 8.74 to EUR 10.53, on the basis of the current market assumptions.

It can be recognized that the price of EUR 9 proposed to be offered by Publicis in the contemplated tender offer is at the lower end of the range of values arising from the application of theoretical models and at the higher end of market transactions.

The contemplated tender offer would provide the Warrant holders with immediate liquidity, which is not currently ensured by the market.

The contemplated tender offer would provide the ordinary shareholders of Publicis with protection against being diluted by the exercise of the tendered Warrants in the long term.

In this context, we are of the opinion that the price proposed to be offered by Publicis in the contemplated offer is consistent with the interests of Publicis' ordinary shareholders and provides the Warrant holders with liquidity under reasonable conditions.

2.8    Interests of Publicis Directors and Executive Officers

 With the exception of Mr Jack Klues, a member of the management board of the Initiating Party and direct and indirect holder of a total of 131,300 Bsas, none of (i) the members of the Publicis Management or Supervisory Boards, (ii) the Executive Officers of Publicis, (iii) the subsidiaries in which Publicis is a majority stakeholder or (iv) proposed pension funds of Publicis own any BSAs.

Without prejudice to the foregoing, on January 3, 2006, Dentsu held about 22% of the existing BSAs. Two members of the Supervisory Board, Messrs. Yutaka Narita and Tateo Mataki, are directors and do not personally own any BSAs.

Our Directors and Executive Officers are entitled to participate in this Offer in the same way as any other holder of BSAs.

III.    PRESENTATION OF THE COMPANY INITIATING THE OFFER

3.1    Consolidated financial statements for the first half of 2005

 The Publicis reference document containing detailed information on the legal situation, activity and accounts of Publicis was filed with the AMF on April 13, 2005, under the number D.05-0422.

An update was filed with the AMF on December 21, 2005 (number D.05-0422-A01) pursuant to Article 212-13-4 of the AMF general regulations.

This document and the update are available on request and free of charge from the Publicis head office or website (www.publicis.com) or from the website of the AMF (www.amf-france.org).

The information provided below is an update of the information in the Publicis reference document.

After filing the Offer, the Initiating Party published a press statement on January 3, 2006 which may be consulted on the Publicis website (www.publicis.com) or on the website of the AMF (www.amf-france.org).

3.2    Exceptional events and disputes

To the knowledge of Publicis, there has been no exceptional event or dispute that might have a material impact on its holdings or financial position since the publication of its last reference document.

IV.    PERSONS ASSUMING RESPONSIBILITY FOR THE PROSPECTUS

4.1    For the description of the Offer

 Morgan Stanley, the presenting institution, certifies that, to its knowledge, the information relating to the description of the Offer, which it has reviewed on the basis of the information provided by the Initiating Party, and relating to the elements for the assessment of the price proposed, is fairly presented and contains no omission that might alter the scope thereof.

Paris, January 13, 2006

Morgan Stanley

4.2    For the description of the Initiating Party

 To my knowledge, the data provided in this prospectus concerning Publicis Groupe S.A. is fairly presented and contains no omission that might alter the scope thereof.

Paris, January 13, 2006

Maurice Lévy Chairman of the Management Board

4.3    Audit completion letter by the statutory auditors concerning the prospectus

 Pursuant to the General Regulations of the AMF, the Initiating Party has obtained from its statutory auditors an audit completion letter, in which they declare that they have carried out, in accordance with applicable standards in France, an audit of the information on the financial position and statements provided in this prospectus and read the entire prospectus.

This prospectus incorporates by reference the reference document filed with the Autorité des Marchés Financiers on April 13, 2005 under number D.05-0422 and its update of December 21, 2005 under number D.05-0422-A01, which include:

•
The general report and the report on the consolidated financial statements for the year ended December 31, 2004 from the auditors (page 105 and page 106 respectively in the reference document) explaining the assessments of the auditors as required by the provisions of Article L. 225-235 of the French Commercial Code.

•
The Auditors' Report (page 54 of the reference document) prepared pursuant to the final section of Article L225-235 of the Commercial Code on the Report from the Chairman of the Supervisory Board of Publicis Groupe S.A., which describes the internal control procedures for the preparation and treatment of the accounting and financial information.

•
The auditors' report on the 2005 half-year results (pages 69 and 70 of the reference document update) established in accordance with L. 232-7 paragraph 3 of the Commercial Code.

•
The auditors' report on the earnings projections (page 108 of the reference document update) established in accordance with (EC) Regulation 809/2004 and the CESR recommendations on forecasts.

•
The special report of the auditors on the IFRS information at December 31, 2004 (pages 105 and 106 of the reference document update).

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